Megola Inc. and MSE Enviro-Tech Corp. to Sell More Than $10 Million of AF21 Fire Inhibitor to WoodSmart Solutions, Inc. over 3-Year term of Signed Agreement

POINT EDWARD, ONTARIO - October 10, 2008 - Megola Inc. (Other OTC:MGOA.PK - News) and MSE Enviro-Tech Corp. (Other OTC:MEVT.PK - News and Frankfurt: MEH.F - News), are pleased to announce the achievement of a major marketing milestone with the signing of a multimillion dollar Agreement with WoodSmart Solutions, Inc. covering the sale, distribution and use of Hartindo AF21 Fire Inhibitor to be used by WoodSmart in the wood building products industry across North America. The Agreement stems from the comprehensive Letter Of Intent signed by Megola, MSE, and WoodSmart, and announced on September 5, 2007. Successful results of subsequent formulating and testing of the AF21 - BluWood® combination have led to the Agreement signed this month.

The Enhanced Product

The combination of Hartindo AF21 Fire Inhibitor and BluWood®, the “Enhanced Product”, brings the ultimate in wood protection, preservative, and fire safety to building components constructed of wood; from framing, joists, beams, roofing, decks, sidings, trim board and paneling, to floors, walls and ceilings. WoodSmart's BluWood® treated lumber and other wood components protect against mold and mildew, wood rot, termites and other wood-ingesting insects, thereby avoiding the potential nightmares that befall many home owners due to these destructive elements. The addition of Hartindo AF21 Fire Inhibitor to the BluWood® lumber treatment process adds the additional, much coveted element of fire safety to all wooden components.

Highlights of the Agreement:

▪	Megola Inc. and MSE Enviro-Tech Corp. will provide WoodSmart Solutions, Inc. with:

•	a supply of the Hartindo AF21 Product
•
use of the technical data, non-proprietary intellectual property and other information relating to the Hartindo AF21 Product’s application, handling and storage and all material, non-proprietary modifications while this Agreement is in effect; and

•
the option to obtain the exclusive use of and rights of the Hartindo AF21 Product for use on or in any dimensional lumber, Oriented Strand Board (“OSB”) and plywood (“Wood Based Products”) in North America; and

•	the option to obtain exclusive use and rights for the Enhanced Product for use on or in any wood based materials in North America

▪	Minimum Purchase Requirements of Buyer:

•	Within the first 12 months immediately following the completion of the above requirements; 400,000 annual total gallons of Product
•	The second 12month period; an annual total of 550,000 gallons of Product
•	The third 12 month period; an annual total of 700,000 gallons of Product.
•
The Buyer will retain the exclusive use of and rights to the Product as defined in the Agreement beginning the 37th month and thereafter as long as the Buyer purchases a minimum of 1,500,000 gallons of Product per each following 12 month period.

“We see the combination of BluWood and AF21 changing the wood protection industry, as well as how homes are built. People now ask why the wood is blue; 5 years from now they’ll ask why it isn’t blue. You can’t get 'greener' than BluWood AF21,” states Charles A. Morando, President./CEO of WoodSmart Solutions,Inc. Boca Raton,Fl.

“The signing of this Agreement is a rewarding milestone for all of us here at Megola and MSE. It is a testament to the efforts we have put forth in developing our new technologies for the North American marketplace and to the patience of all the shareholders that have stuck with us through the process. We are thrilled to be working in collaboration with an industry leader like WoodSmart Solutions as they continue to revolutionize the building industry,” states Joel Gardner, CEO of Megola Inc.

Upon signing, MSE Enviro-Tech Corp. Chairman and CEO, Gilles Trahan commented, “MSE is gratified that the efforts expended by ourselves and Megola have led to this important Agreement, and we look forward to working closely with WoodSmart Solutions in maximizing the potential of this new ‘Enhanced Product’. WoodSmart management successfully marketed their original BluWood® to all regions of the nation, and we anticipate similar success from their efforts regarding the AF21 - BluWood combination.”

For more info on WoodSmart Solutions, Inc., please visit www.bluwood.com

For more info on Megola Inc., please visit www.megola.com

For more info on MSE Enviro-tech Corp., please visit www.mseenviro-tech.com

Shareholders and investors are strongly cautioned against placing undue reliance on information set forth in these communications in making any investment decisions concerning our securities.

The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

Megola Inc.
Daniel Gardner
1 888 558 6389
 IRinfo@megola.com

MSE Enviro-Tech Corp.
Gilles A. Trahan - Chairman/CEO
305 704 2432
 CEO@mseenviro-tech.com